Exhibit 99.1

Ecosphere Technologies, Inc.

Unaudited Pro Forma Balance Sheet

	March 31,			March 31,
	2013	(Unaudited)		2013
	(Unaudited)	Pro Forma		(Unaudited)
	As Reported	Adjustment		Pro Forma
Assets
Current assets
Cash and cash equivalents	$433,694	(423,238)	1	$10,456
Cash and cash equivalents	-	4,919,439	2	4,919,439
Restricted cash	25,000	-		25,000
Receivables, net	461,590	(449,770)	1	11,820
Inventory	4,053,006	(235,753)	1	3,817,253
Prepaid expenses and other current assets	260,909	(19,835)	1	241,074
Total current assets	5,234,199			9,025,042
Investment in EES	-	19,546,600	3	19,546,600
Property, plant and equipment, net	4,262,338	(3,256,336)	1	1,006,002
Debt issuance costs	61,286	-		61,286
Intangible assets, net	80,206	-		80,206
Deposits	22,441	(4,200)	1	18,241
Total Assets	$9,660,470			$29,737,377

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)

Current liabilities
Accounts payable	$3,243,395	(145,717)	1	$3,097,678
Accrued expenses	899,007	(11,892)	1	887,115
Convertible notes payable	1,195,000			1,195,000
Other notes payable	85,125			85,125
Derivative instruments - warrants	282,977			282,977
Capital lease obligation	14,778			14,778
Financing obligations - equipment and other	86,409	(8,400)	1	78,009
Total current liabilities	5,806,692			5,640,683
Notes payable	119,174			119,174
Convertible notes payable, net of discounts	380,202			380,202
Capital lease obligation	53,512			53,512
Financing obligations - equipment and other	95,752	(7,743)	1	88,009
Total liabilities	6,455,331			6,281,579

Redeemable convertible cumulative preferred stock
Series A	1,186,619			1,186,619
Series B	2,471,844			2,471,844
Total redeemable convertible cumulative preferred stock	3,658,463			3,658,463

Commitments and contingencies

Stockholders' Equity (Deficit)

Ecosphere Technologies, Inc. stockholders' equity (deficit)
Common stock	1,536,179			1,536,179
Common stock issuable	14,957			14,957
Additional paid-in capital	108,413,311			108,413,311
Accumulated deficit	(119,670,335)	29,503,223	4	(90,167,112)
Total Ecosphere Technologies, Inc. stockholders' equity (deficit)	(9,705,888)			19,797,335

Noncontrolling interest in consolidated subsidiary	9,252,564	(9,252,564)	5	-

Total stockholders' equity (deficit)	(453,324)			19,797,335

Total Liabilities, Redeemable Convertible Cumulative Preferred Stock and Stockholders' Equity (Deficit)	$9,660,470			$29,737,377

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1

Represents reduction of assets and liabilities for carrying amouns on EES on Marhc 31, 2013.

2

Represents cash proceeds of $6 million from sale of 12% interest in EES, less cash payment from proceeds to EES to settle amounts due,

less $150,000 broker fee paid to Ladenberg

3

Represents the fair value of the Company's 39.1% retained interest in EES.

4

Represents the pro forma gain on deconsolidation.

5

Removal on non-controlling interest as of March 31, 2013.